Exhibit 5.1

[●], 2019

PCI Media, Inc.

523 Victoria Avenue

Venice, California 90291

Re:	Form S-1 Registration Statement File No. 333-229248
Initial Public Offering of up to [●] Units of PCI Media, Inc.

Ladies and Gentlemen:

We have acted as special counsel to PCI Media, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) up to [●] units (the “Units”), with each Unit consisting of one share of common stock, par value $0.001 per share (each, a “Share”), and a warrant to purchase one Share (each, a “Warrant”) and (ii) a warrant to purchase up to [●] Units (the “Representative Warrant”) to be issued to Roth Capital Partners, LLC (“Roth”), in each case, pursuant to an underwriting agreement to be entered into by and between the Company and Roth, as representative of the several underwriters. The Units and Representative Warrant are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 14, 2019 (Registration No. 333-229248) (as amended, the “Registration Statement”). The terms “Units”, “Shares,” “Warrants” and “Representative Warrant” shall include any additional such securities registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Units, the Shares, the Warrants and the Representative Warrant.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

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Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), the issue and sale of the Units will have been duly authorized by all necessary corporate action of the Company, and the Units will be validly issued, fully paid and nonassessable.

2.    When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

3.    When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.    When the Units shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, assuming issuance of the Shares initially issuable upon exercise of the Warrants (the “Warrant Shares”) on the date hereof in accordance with the terms of the Underwriting Agreement and the Warrants, the Warrant Shares would be duly authorized by all necessary corporate action of the Company, and the Warrant Shares would be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

5.    When the Representative Warrant has been issued by the Company to Roth in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Representative Warrant will have been duly authorized by all necessary corporate action of the Company, and the Representative Warrant will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6. When the Representative Warrant has been issued by the Company to Roth in the circumstances contemplated by the Underwriting Agreement, assuming issuance of the Units initially issuable upon exercise of the Representative Warrant (the “Representative Units”) on the

[●], 2019

date hereof in accordance with the terms of the Underwriting Agreement and the Representative Warrant, the Representative Units would be duly authorized by all necessary corporate action of the Company, and the Representative Units would be validly issued, fully paid and nonassessable.

7.    When the Representative Warrant has been issued by the Company to Roth in the circumstances contemplated by the Underwriting Agreement, assuming issuance of the Representative Units on the date hereof in accordance with the terms of the Underwriting Agreement and the Representative Warrant, the issue and sale of the Shares included in Representative Units would be duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

8.    When the Representative Warrant has been issued by the Company to Roth in the circumstances contemplated by the Underwriting Agreement, assuming issuance of the Representative Units on the date hereof in accordance with the terms of the Underwriting Agreement and the Representative Warrant, the issue and sale of the Warrants included in Representative Units would be duly authorized by all necessary corporate action of the Company, and such Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

9.    When the Representative Warrant has been issued by the Company to Roth in the circumstances contemplated by the Underwriting Agreement, assuming issuance of the Representative Units on the date hereof in accordance with the terms of the Underwriting Agreement and the Representative Warrant, and assuming the issuance of the Warrant Shares initially issuable upon exercise of the Warrants included in the Representative Units on the date hereof in accordance with the Underwriting Agreement and such Warrants, the issue and sale of such Warrant Shares would be duly authorized by all necessary corporate action of the Company, and such Warrant Shares would be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions set forth in numbered paragraphs 3, 5 and 8 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) we express no opinion as to (a) any provision for liquidated damages, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (f) waivers of broadly or vaguely stated rights, (g) provisions for exclusivity, election or cumulation of rights or remedies, (h) provisions

[●], 2019

authorizing or validating conclusive or discretionary determinations, (i) proxies, powers and trusts, (j) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (k) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants, the Representative Warrant and the Warrants underlying the Representative Units have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of such securities as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) with respect to the Units, the Shares, the Warrants and the Representative Warrant. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,